Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

B&G Foods, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333-150903 and 333-168845) on Form S-8 and (Registration No. 333-233099) on Form S-3 of B&G Foods, Inc. of our reports dated March 2, 2021, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of January 2, 2021 and December 28, 2019, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the fiscal years ended January 2, 2021, December 28, 2019 and December 29, 2018, and the related notes and the schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting as of January 2, 2021, which reports appear in the January 2, 2021 annual report on Form 10-K of B&G Foods, Inc.

Our report dated March 2, 2021, on the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of January 2, 2021, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of January 2, 2021, the internal control over financial reporting of the Crisco business associated with 14.4% of total assets and 1.4% of total net sales included in the consolidated financial statements of B&G Foods, Inc. and subsidiaries as of and for the fiscal year ended January 2, 2021. Our audit of internal control over financial reporting of B&G Foods, Inc. also excluded an evaluation of the internal control over financial reporting of the Crisco business.

/s/ KPMG LLP

Short Hills, New Jersey

March 2, 2021